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                                                                    Exhibit 99.1


                                700 LOUISIANA STREET           FAX: 713 225-6475
                                SUITE 4300               TELEPHONE: 713 570-3200
                                HOUSTON, TEXAS 77002

(PIONEER LOGO)


                                  PRESS RELEASE

                    PIONEER ANNOUNCES DECISION NOT TO RESUME
                   CHLOR-ALKALI PRODUCTION AT ITS TACOMA PLANT

         HOUSTON, Texas (March 23, 2004) - Pioneer Companies, Inc. (OTC: PONR) today reported that it has decided not to resume chlor-alkali production at its Tacoma, Washington chlor-alkali plant, which was idled in March 2002. In 2003 Pioneer had indicated that production operations would be resumed at the site if arrangements could be made for the supply of power for use by the plant in its electrolytic process, and if Pioneer could establish a suitable customer base for the plant's chlor-alkali products.

         Michael McGovern, Pioneer's President and Chief Executive Officer, stated, "Representatives of Tacoma Power and other local and state government officials were very supportive of our efforts to find a way to resume operations at the Tacoma plant. We were able to reach agreement with Tacoma Power on the terms of the necessary power contract, and the state government afforded our chlor-alkali production process some important tax relief. We knew that the Tacoma area offers the skilled workforce that we would need at the facility. However, despite a vigorous effort we were not able to identify and develop the significant long-term market base that would be served by the Tacoma plant."

         Pioneer will continue to use the Tacoma plant site as a terminal to serve its customers in the Pacific Northwest. Pioneer will also continue to produce bleach and repackage chlorine at a separate facility in Tacoma.

         Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals


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                                                                    Exhibit 99.1


and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in the United States and Canada.

         Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward- looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the risks and uncertainties described in Pioneer's filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact: Gary Pittman (713) 570-3200